Summary of Principal Terms
Loan Transaction with Warrants
COMMAND CENTER, INC.
and
SONORAN PACIFIC RESOURCES, LLP

June 24, 2008

Maker (“Company”):	Command Center, Inc., a Washington corporation.

Holder:	Sonoran Pacific Resources, LLP, an Arizona limited liability partnership.

Promissory Note:	Company shall execute and deliver to Holder the Promissory Note in the form attached hereto.

Two Million Dollars ($2,000,000.00).
Principal Amount:

Interest Rate:	Fifteen percent (15%) per annum. If not paid according to the terms of the Promissory Note, the interest rate shall be two percent (2.0%) per month.

Warrants:
Command Center shall issue to Holder warrants for 1,000,000 shares of the company’s common stock, $0.001 par value per share (the “Warrants”). Each Warrant shall be convertible, at the option of the Holder, at any time before July 1, 2011 into one share of the Company’s common stock, $0.001 par value per share (“Common Stock”), at an initial conversion price equal to $0.45 per share, subject to adjustment to reflect certain stock dividends, stock splits, combinations or exchanges of shares, recapitalizations, or other changes in the capital structure of the Company (the “Conversion Price”). If not previously converted, the Warrants will expire on July 1, 2011.

Antidilution Provisions
The Conversion Price of the Warrants shall be adjusted to provide the Holder with a full ratchet anti-dilution protection for any subsequent issuance by the Company of shares of Common Stock (including upon issuance of any new class or series of Preferred Stock or issuance or exchange of any other security convertible into or exchangeable for shares of Common Stock) at a per-share issue price below the Conversion Price. The foregoing provision shall not apply to securities issued or issuable to (i) any broker, finder, lender, or placement agent in connection with bank loans, financing transactions, or other capital raising activities of the Company, or (ii) issuances to employees, directors, agents, and consultants of the Company by authorization of the Company’s Board of Directors.

Advances:	The amount of $2,000,000 shall be advanced to Company on the first business day following the date the Promissory Note is executed and delivered to Holder.
Repayment:
The principal balance shall be paid in five installments of $400,000 each commencing on February 1, 2009 and continuing on the first of each month thereafter through June 1, 2009. Interest shall be paid monthly so long as the principal balance or any portion thereof remains outstanding.

The Company has represented to Holder that it has listed or is in the process of listing real properties located in Kent, Washington and Yuma, Arizona for sale. In the event either or both of these properties are sold prior to repayment in full of the Promissory Note, the Company will apply the net proceeds of the sale or sales to a reduction of the principal balance then due on the Promissory Note.

Other Terms:
Confidentiality: This Summary of Principal Terms is being delivered by the Company with the understanding and on the condition that neither it nor its substance shall be disclosed publicly or privately except with the written consent of the Company.

Governing Law and Jurisdiction: Arizona.

AGREED AND ACCEPTED:

COMMAND CENTER, INC.

By: ____________________________________
Name: __________________________________
Title: ___________________________________
Date:_________________, 2008

SONORAN PACIFIC RESOURCES, LLP

By: _____________________________________
Name: __________________________________
Title: ___________________________________
Date: _________________, 2008.

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